Exhibit 99.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

AMERICAN RESTAURANT CONCEPTS, INC.

AND

MILLIE’S, INC.

DATED AS OF SEPTEMBER 16, 2009

(i)

(ii)

(iii)

(iv)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of September 16, 2009, is made by and among American Restaurant Concepts, Inc., a Nevada corporation (the “Purchaser”), The Custom Restaurant & Hospitality Group, a Nevada corporation (“Parent”), and Millie’s, Inc., a California corporation (the “Seller”).  The Seller and the Purchaser are referred to herein collectively as the “Parties” and individually as a “Party.”  In addition, the Purchaser Guarantors are each a party to this Agreement solely with respect to their obligations under Section 9.3(d).  Certain capitalized terms used herein are defined in Article I below.

RECITALS

WHEREAS, the Seller owns and operates certain casual dining restaurants known individually as Millie’s Restaurant;

WHEREAS, Purchaser is a newly formed wholly owned subsidiary of Parent; and

WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, all of the assets, operations and business that constitute and which are exclusively related to and used in connection with the restaurants set forth on Exhibit A (the “Restaurants”) and in conjunction therewith, Purchaser desires to assume all obligations and liabilities associated with the assets so purchased.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants which are to be made and performed by the respective Parties, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Definitions.  When used in this Agreement, the following terms have the meanings set forth below:

“Active Employees” has the meaning set forth in Section 10.7(a).

“Acquisition Proposal” has the meaning as set forth in Section 10.4.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

“After Tax Basis” has the meaning as set forth in Section 9.3(f).

“Agreement” means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

“Applicable Limitation Date” has the meaning as set forth in Section 9.1.

“Arbitration Notice” has the meaning as set forth in Section 11.9.

“Assigned Contracts” has the meaning as set forth in Section 2.1(a).

“Assumed Obligations” has the meaning as set forth in Section 3.5.

“Bill of Sale” has the meaning as set forth in Section 4.3(f).

“Cash On Hand Value” has the meaning as set forth in Section 3.1.

“Capital Stock” means (i) in the case of a corporation, any and all shares of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

“CERCLA” has the meaning as set forth in Section 6.21(e).

“Closing” has the meaning as set forth in Section 4.1.

“Closing Date” has the meaning as set forth in Section 4.1.

“Closing Escrow Account” has the meaning as set forth in Section 2.3.

“COBRA” has the meaning as set forth in Section 6.17.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Confidential Information” has the meaning as set forth in Section 10.6.

“Disclosure Schedule” means a document, dated of even date with this Agreement and delivered by the Seller to the Purchaser on the date hereof, which refers to the representations and warranties of the Seller in Article VI of this Agreement and which contains the information contemplated to be set forth in the Disclosure Schedule by this Agreement and certain exceptions to the representations and warranties of the Parent and Purchaser in Article VII and otherwise under this Agreement.  The Disclosure Schedule shall be arranged, for convenience purposes only, in sections which correspond to the numbered and lettered paragraphs contained in Article VI, Article VII and otherwise in this Agreement (as applicable); provided, however, that any disclosure made on any individual section of the Disclosure Schedule shall suffice for disclosure on all other sections of the Disclosure Schedule.  Notwithstanding anything to the contrary in this Agreement, the Disclosure Schedule may be updated from time to time, in the sole discretion of the Seller, between the date of this Agreement and the Closing.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

“ERISA” has the meaning as set forth in Section 6.17.

“Escrow Agreement” means those certain Escrow Instructions to Allison-McCloskey Escrow Company by and between the Purchaser and the Seller dated as of July 9, 2009 and finally delivered in fully executed form Allison-McCloskey Escrow Company on July 23, 2009.

“Excluded Assets” has the meaning as set forth in Section 2.2.

“Execution Fee” has the meaning as set forth in Section 8.3.

“Financial Statements” has the meaning as set forth in Section 6.4.

“GE” means CEF Funding II, L.L.C., a Delaware limited liability company and successor to GE Capital Franchise Finance Corporation.

“GE Modified Loan Arrangement” means an amendment, restatement or replacement of that certain Equipment Loan by and among GE, the Seller and the Seller Guarantors dated as of September 14, 2000, whereby, in order to finance the transactions contemplated by this Agreement, a portion of the debt and obligations of the Seller under such Equipment Loan will be transferred to the Purchaser with no recourse to Seller or the Seller Guarantors.

“Inactive Employees” has the meaning as set forth in Section 10.7(a).

“Indebtedness” of any Person means: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other obligations incurred in the Ordinary Course of Business), including accrued interest and prepayment penalties and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; and (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss.

“Indemnified Party” has the meaning as set forth in Section 9.3(e).

“Indemnifying Party” has the meaning as set forth in Section 9.3(e).

“Insider” means any officer, director, executive employee, stockholder, partner or Affiliate, as applicable, of the Seller or any spouse or descendant (whether natural or adopted) of any such individual or any entity in which any of the foregoing persons owns a 5% or greater direct or indirect beneficial interest.

“Insurance Code” has the meaning as set forth in Section 9.4(c).

“Inventory” means all inventories of the Seller, wherever located, used in connection with the operation of the Restaurants, including, without limitation, foodstuffs, beverages, paper products, and cleaning materials.

“Inventory Value” has the meaning as set forth in Section 3.1.

“JAMS” has the meaning as set forth in Section 11.9.

“JAMS Rules” has the meaning as set forth in Section 11.9.

“knowledge” and “aware” and terms of similar import mean, with respect to a Person, (i) the actual knowledge of such Person without further duty to inquire or investigate (and with respect to the Seller, this means the actual knowledge of the following individuals only: John R. Bifone, John Bifone, Jr. and Debbie Cowles).

“Latest Balance Sheet” has the meaning as set forth in Section 6.4.

“Leased Real Property” means all land, building, fixtures or other real property in which the Seller has a leasehold, subleasehold, license, concession or other real property right or interest under the Real Property Leases.

“Leasehold Improvements” means all buildings, fixtures and other improvements located on each Leased Real Property which are owned by the Seller, regardless of whether such improvements are subject to reversion to the landlord or other third party upon the expiration or termination of the Real Property Lease for such Leased Real Property and used directly in connection with the operation of the Restaurants and unrelated in anyway to the Excluded Assets.

“Licenses” means all permits, licenses, certificates, approvals, accreditations, consents and other authorizations of third parties or foreign, federal, state, or local governments or other similar rights, excluding, liquor and/or beer and wine alcoholic beverage licenses.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, claim, community property interest, option, right of first refusal, deed of trust, or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Seller, any financing statement filed by or on behalf of Seller as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Seller under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the Ordinary Course of Business).

“Alcoholic Beverage License Assets” means the Alcoholic Beverage Licenses, all alcoholic beverages, including any inventory of alcoholic beverages, and any equipment exclusively related to the sale and provision of alcoholic beverages.

“Loss” means, with respect to any Person, any damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the reasonable outside legal professional fees incurred in the defense or settlement of any of the foregoing.

“Material Adverse Effect” means any material adverse effect on the business, liabilities, financial condition, operations and results of operations of the Seller taken as a whole, but excluding: (i) any effect resulting from this Agreement or the transactions contemplated hereby, (ii) changes in the general economic conditions and any occurrence or condition affecting the restaurant industry generally or (iii) actions taken in connection with this Agreement or otherwise approved or consented to by the Purchaser.

“Ordinary Course of Business” means actions taken in the ordinary course of the Seller’s business that are consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, terms of sale, levels of capital expenditures, and operation of cash management practices generally) of the normal day-to-day operation of the Seller.

“Party” and “Parties” have the meanings as set forth in the first paragraph of this Agreement.

“Permitted Liens” means (a) taxes, assessments and other governmental fees or other charges not yet due and payable as of the Closing Date or the amounts of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established; (b) mechanics and similar statutory liens and other Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent or the amounts of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and which could not reasonably be expected to, individually, have a Material Adverse Effect; (c) zoning, entitlement, building and other land use and similar laws or regulations imposed by any governmental authority having jurisdiction over such parcel which are not violated by the current use and operation thereof; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Real Property Leases which would not materially impair the use or occupancy of such parcel in the operation of the Restaurants; (e) liens or encumbrances placed by a landlord or other third party with respect to any Leased Real Property and (f) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance or old age pension programs mandated under applicable law or other social security programs.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation or trust, an unincorporated organization, a group, or a government or other department or agency thereof, or any other entity.

“Plans” has the meaning as set forth in Section 6.17.

“Preparing Party” has the meaning as set forth in Section 9.5.

“Proprietary Rights” means all registered and unregistered intellectual property rights, including, without limitation, all of the following items along with all income, royalties, damages, equitable relief and payments due or payable prior to or at the Closing or thereafter (including, without limitation, damages, equitable relief and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world): (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, industrial designs, trade dress, trade names and corporate names, together with all goodwill associated therewith; (iii) registered and unregistered copyrights and copyrightable works  (iv) mask works; (v) all registrations, applications and renewals for any of the foregoing; (vi) trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vii) computer software and software systems (including, without limitation, data, databases and related documentation) owned and/or used by the Seller; (viii) registrations of internet domain names, (ix) other proprietary rights; (x) licenses or other agreements to or from third parties regarding the foregoing;  (xi) all copies and tangible embodiments of the foregoing (in whatever form or medium) and (xii) any web sites incorporating or using any of the above.

“Purchase Price” has the meaning as set forth in Section 3.1.

“Purchased Assets” has the meaning as set forth in Section 2.1.

“Purchaser” has the meaning as set forth in the first paragraph of this Agreement.

“Purchaser Guarantors” means Robert Jennings and John Watters.

“Purchaser Parties” has the meaning as set forth in Section 9.3(a).

“Real Property” has the meaning as set forth in Section 6.7(d).

“Real Property Leases” means all written leases, subleases, licenses, concessions and other agreements, including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto, held by the Seller for the use and occupancy of any real property.

“Retained Liabilities” has the meaning as set forth in Section 3.6.

“Seller” has the meaning as set forth in the first paragraph of this Agreement.

“Seller Guarantors” means Calabee’s, Inc., John R. Bifone and John Bifone, Jr..

“Seller Parties” has the meaning as set forth in Section 9.3(c).

“Straddle Periods” has the meaning as set forth in Section 9.5.

“Tax” or “Taxes” means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, real or personal property, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, and other taxes of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto, and also including, without limitation, any Tax or Taxes of another Person for which the Seller is liable as a successor or as a transferee or by contract).

“Tax Return” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements, or information) filed in connection with the determination, assessment, or collection of Taxes of any party or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

“Textron” means Textron Financial Corporation, a Delaware corporation.

“Textron Modified Loan Arrangement” means an amendment, restatement or replacement of that certain Loan Agreement by and among Textron and the Seller dated as of September 24, 2002, whereby, in order to finance the transactions contemplated by this Agreement, a portion of the debt and obligations of the Seller under such Loan Agreement may be transferred to the Purchaser with no recourse to Seller or the Seller Guarantors.

“Transaction Documents” means this Agreement, and all other agreements, instruments, certificates, and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

“Transfer Fees” means any taxes, fees, charges, assessments, registration fees, and expenses or other amounts due or payable in connection with the transfer of the Purchased Assets from the Seller to the Purchaser (other than the Seller’s income taxes).

“Transfer Taxes” has the meaning as set forth in Section 9.4(a).

“Treasury Regulations” means the United States Treasury Regulations promulgated pursuant to the Code.

ARTICLE II
SALE AND PURCHASE OF ASSETS

Section 2.1. Purchased Assets.  Subject to the terms and conditions of this Agreement, the Purchaser hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell, transfer and assign to the Purchaser, on the Closing Date (as hereinafter defined), all of the Seller’s assets directly related to and used in connection with the operation of the Restaurants (collectively referred to herein as the “Purchased Assets”), free and clear of any and all Liens, other than the Excluded Assets (as hereinafter defined).  The Purchased Assets shall include, but not be limited to, the following:

(a) All of the Seller’s rights and obligations in and under all of the agreements of the Seller relating to the Restaurants, all of which are identified on Schedule 2.1(a) attached hereto (collectively, the “Assigned Contracts”); Assigned Contracts includes, but is not limited to, certain agreements listed on Schedule 2.1(a) with respect to the lease of certain Leased Real Property;

(b) All of the Seller’s accounts or notes receivable directly related to the Restaurants, all of which are identified on Schedule 2.1(b) attached hereto and which, as of the Closing Date, shall be identified in an update to Schedule 2.1(b) at least five days prior to the Closing Date;

(c) All of the tangible personal property owned by the Seller and used exclusively in connection with the operation of the Restaurants, including, without limitation, furniture, machinery, equipment, tables, chairs, cash registers, ovens, refrigerators, display cases, utensils, tools, pans, lights, uniforms, curtains, signs, shelves, menus, tablecloths, glasses, plates, dishes, silverware, pitchers, books, cabinets, racks, towels, ornaments, artifacts, décor,  computers, computer software programs, computer peripherals, collectibles, bars and bar equipment;

(d) All of the Seller’s records directly related to or used exclusively in connection with the operation of the Restaurants or directly pertaining to the Purchased Assets;

(e) To the extent transferable, and only to such extent, the Licenses required under all laws, rules and regulations applicable to or affecting the Restaurants, all of which are set forth on Schedule 2.1(e) attached hereto;

(f) All Leasehold Improvements, all of which are identified in Schedule 2.1(f) attached hereto;

(g) All Inventory owned by Seller and used exclusively in connection with the operation of the Restaurants, all of which are identified on Schedule 2.1(g) attached hereto and which, as of the Closing Date, shall be identified in an update to Schedule 2.1(g) at least five days prior to the Closing Date;

(h) All cash amounts normally used to operate the Restaurants;

(i) The Proprietary Rights of the Sellers to the extent they directly relate to the Restaurants and not to any Excluded Assets, and only to such extent, all of which are identified on Schedule 2.1(i) attached hereto; and

(j) The goodwill associated with the Purchased Assets and the Restaurants.

Section 2.2. Excluded Assets.  Notwithstanding any other provision of this Agreement to the contrary, (i) any asset relating to or used in connection with the Seller’s restaurants that are not the Restaurants, (ii) any and all subsidiaries of the Seller and (iii) Millie’s, Inc. and any asset relating to or used in connection with its restaurants shall be deemed “Excluded Assets” and shall be retained by the Seller.  In addition, the Purchased Assets shall not include the following (collectively, the “Excluded Assets”).

(a) each of the Seller’s corporate records, such as its articles of incorporation, seal, minute books, stock or equity ledgers and any other records having exclusively to do with the organization and the continued existence and status of the Seller or any of its Affiliates;

(b) the Seller’s rights under this Agreement, including, without limitation, the consideration paid to the Seller pursuant to this Agreement;

(c) the Employee Benefit Plans;

(d) The Seller’s Tax records;

(e) all Licenses that are not assignable or transferable, a list of which is set forth on Schedule 2.2(e);

(f) all records, documents, lists and files, whether in hard copy, electronic form or otherwise, relating to any of the foregoing Excluded Assets; and

(g) The other assets listed on Schedule 2.2(g) hereof.

Section 2.3. Alcoholic Beverage License Assets.  The Seller and the Purchaser acknowledge and agree that the transfer of the Alcoholic Beverage License Assets is conditioned on the approval of the Alcoholic Beverage Control (“ABC”). The Seller and the Purchaser shall, prior to Closing, work in good faith to transfer the alcoholic beverage licenses (“Alcoholic Beverage Licenses”) to the Purchaser upon Closing. Purchaser shall engage a alcoholic beverage license consultant (at the expense of Purchaser) to assist in the transfer of the Alcoholic Beverage Licenses.  The Purchaser will be responsible for the payment of all fees, costs and expenses associated with the transfer of the Alcoholic Beverage Licenses.  In order to facilitate the transfer of the Alcoholic Beverage Licenses, the Seller and the Purchaser will establish an escrow account in which the Purchaser will deposit the cash portion of the Purchase Price, which will be released to the Seller at the Closing (the “Closing Escrow Account”).  The Closing Escrow Account will be established within 15 days after the date of this Agreement.  The fees and costs directly associated with the Closing Escrow Account will be shared equally by the Seller and the Purchaser.  Upon approval or disapproval of the transfer of the Alcoholic Beverage Licenses to the Purchaser by the relevant Alcoholic Beverage License authorities, and upon the satisfaction of the other Closing conditions set forth in Sections 4.3 and 4.4 the amounts in the Closing Escrow Account will be released to the Seller.

ARTICLE III
CONSIDERATION

Section 3.1. Consideration.  As consideration for the sale to the Purchaser of the Purchased Assets, the Purchaser shall pay to the Seller an amount in equal to the sum of (a) $2,900,000.00; (b) the value of the Seller’s Inventory on hand at each Restaurant at 11:59 p.m. on the date immediately prior to the Closing Date (“Inventory Value”); provided, that such value shall be calculated consistent with the prior practices of Seller and that the value of any obsolete Inventory, as determined by the Seller in its reasonable discretion, will not be included in the calculation of the Inventory value; and (c) the amount of petty cash on hand at each Restaurant not to exceed One Thousand Dollars at each Restaurant (“Cash On Hand Value”) (collectively, the “Purchase Price”).  The Purchase Price shall be payable by (i) the assumption of debt of the Seller and (ii) the payment of cash to the Seller, as set forth in Section 3.2 below.

Section 3.2. Payment of Purchase Price.  At Closing, the Purchaser shall authorize the release of the amounts in the Closing Escrow Account to the Seller, which will be equal to $600,000.00 plus (a) one half of the Inventory Value and (b) the total Cash On Hand Value, in each case of immediately available funds, into an account designated by the Seller.  In addition, at the Closing and in satisfaction of the remainder of the Purchase Price, Purchaser will assume $2,300,000.00 in debt pursuant to the GE Modified Loan Arrangement and the Textron Modified Loan Arrangement; provided, however, that Purchaser may assume all such debt under the GE Modified Loan Arrangement, and the parties may not enter into the Textron Modified Loan Arrangement.  Within seven days after the Closing, the Purchaser shall wire the remaining one half of the Inventory Value, in immediately available funds, into an account designated by the Seller.

Section 3.3. Allocation of Purchase Price.  The Purchaser and the Seller shall prepare jointly an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local or foreign law, as appropriate) within 60 days after the Closing Date.  The Purchaser and the Seller and their respective Affiliates shall report and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation jointly prepared by the Purchaser and the Seller.  Each party shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the other party may reasonably request to prepare such allocation.  Neither the Purchaser nor the Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

Section 3.4. Intentionally Omitted.

Section 3.5. Assumed Obligations.  The Purchaser hereby agrees to assume only:  (a) the Purchaser’s obligations under the GE Modified Loan Arrangement and, if applicable, the Textron Modified Loan Arrangement, (b) those liabilities and executory obligations set forth in the Assigned Contracts that exist at the time of Closing; and (c) all liabilities and obligations (fixed, contingent or otherwise) incurred in or relating to, the operation of the Restaurants or the ownership or use of the Purchased Assets on or after the Closing Date (collectively, the “Assumed Obligations”).

Section 3.6. Liabilities Not Being Assumed.  Except for the Assumed Obligations, Seller agrees that the Purchaser shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of the Seller, whether known or unknown, fixed or contingent, certain or uncertain (the “Retained Liabilities”), and Seller shall remain responsible for and shall indemnify, defend and hold harmless Purchaser from and against all Retained Liabilities, which shall include, but not be limited to, the following obligations or liabilities of the Seller:

(a) Any compensation or benefits payable to present or past employees of the Restaurants incurred prior to the Closing Date, including without limitation, any liabilities arising under any employee pension or profit sharing plan or other employee benefit plan and any of the Seller’s obligations for vacation, holiday or sick pay;

(b) All federal, state, local, foreign or other Taxes related to the operation of the Restaurants or the ownership or use of the Purchased Assets prior to the Closing Date and any Tax liability of the Seller which is not related to the Restaurants;

(c) Any Liens, except for Permitted Liens, on any of the Purchased Assets and all obligations and liabilities secured thereby that are not set forth on Schedule 3.6 hereto;

(d) All obligations of the Seller, either for borrowed money or incurred in connection with the purchase, lease or acquisition of any assets, that are not set forth on Schedule  3.6 hereto;

(e) Any accounts or notes payable of the Seller that are not set forth on Schedule 3.6 hereto; and

(f) Any claims, demands, actions, suits or legal proceedings that have been asserted or threatened in writing prior to the Closing Date against the Seller, the Restaurants or the Purchased Assets, but only to the extent related to (i) the Seller’s operation of the Restaurants or the ownership or use of the Purchased Assets prior to the Closing Date, or (ii) any other business or non-business activities of the Seller not related to the Restaurants and conducted prior hereto or hereafter.

Section 3.7. Transfer Fees.  Purchaser shall be solely responsible for the payment of all Transfer Fees due or payable in connection with the transactions contemplated by this Agreement and shall indemnify the Seller and hold the Seller harmless for all liabilities related thereto.

ARTICLE IV
CONDITIONS TO CLOSING

Section 4.1. Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Allen Matkins Leck Gamble Mallory & Natsis LLP, 12348 High Bluff Drive, Suite 210, San Diego, California 92130, commencing at 10:00 a.m. local time within two business days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself), or at such other place or on such other date as may be mutually agreeable to the Purchaser and the Seller.  The date and time of the Closing are herein referred to as the “Closing Date.”

Section 4.2. Third Party Consents.  The Parties shall cooperate to obtain all required third party consents on terms reasonably satisfactory to the Purchaser, provided, however, that obtaining a third party consent, the failure of which would not have Material Adverse Effect, will not be considered a condition to the Purchaser’s obligation to consummate the transactions contemplated by this Agreement.  In the event that the Purchaser requires material modifications to any agreement that would delay the receipt of any consent, the Purchaser hereby agrees it will waive the requirement of such consent for the purposes of consummating the transactions contemplated by this Agreement.  The Seller is solely responsible for all fees and costs associated with obtaining any and all consents and assignments.  With regard to any leases or contracts related to the Leased Real Property, regardless of the Parties’ inability to obtain some or all third-party consents and/or the ineffectiveness of the assignment of the leases or contracts to the Purchaser, and notwithstanding anything to the contrary in this Agreement, the Purchaser will assume, agree to discharge, be responsible for and indemnify, defend, protect and hold the Seller and its affiliates harmless from and against all rents, percentage rents, operating costs, losses, liabilities, claims, demands, costs, damages, obligations and other amounts whatsoever payable under such leases or contracts, including reasonable attorneys’ fees, that (A) arise or accrue from and after the Closing, or (B) result from or are payable as a result of or in connection with the transactions contemplated by this Agreement.

Section 4.3. Conditions to the Purchaser’s Obligations.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article VI hereof shall be true and correct in all material respects (except that the representations and warranties which are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b) The Seller shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by the Seller under this Agreement on or before the Closing;

(c) The Seller shall have repaired or replaced the items set forth in Schedule 4.3;

(d) The Seller shall have completed and approved an inspection by the managers of each of the Restaurants; such inspections will be completed within 15 days of the date hereof; provided, however, that the Seller will provide the Purchaser with reasonable notice of the date and time of each inspection and will allow the Purchase to attend each such inspection;

(e) All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Purchaser;

(f) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or materially and adversely affect the right of the Purchaser to own, operate, or control the Restaurants, and no judgment, decree, injunction, order, or ruling shall have been entered which has or is reasonably likely to have any of the foregoing effects;

(g) Since the date hereof, there shall be no fact or circumstance which has had a Material Adverse Effect;

(h) The Purchaser and the Seller shall have entered into a Bill of Sale and Assumption Agreement in a form to be mutually agreed by the Seller and the Purchaser.

(i) The Seller shall deliver to the Purchaser all information relating to the Seller which may be required to be reported by the Purchaser or its paying agent to any taxing authority pursuant to Section 6043A of the Code or any similar provision of law, in connection with the transactions contemplated by this Agreement;

(j) The Purchaser, the Seller, the Seller Guarantors, the Purchaser Guarantors and GE will have concurrently with the Closing executed all documents and taken all actions necessary to enter into the GE Modified Loan Arrangement in a form satisfactory to Purchaser;

(k) If the parties enter into the Textron Modified Loan Arrangement in order to satisfy the payment of the Purchase Price pursuant to Section 3.2, the Purchaser, the Seller, the Seller Guarantors, the Purchaser Guarantors and Textron will have concurrently with the Closing executed all documents and taken all actions necessary to enter into the Textron Modified Loan Arrangement in a form satisfactory to Purchaser;

(l) All Liens, other than Permitted Liens Purchased Assets, shall have been terminated and be of no further force and effect; and

(m) The Seller shall have delivered to Purchaser all of the following:

(i) a certificate from the President or Chief Executive Officer of the Seller in a form reasonably satisfactory to the Purchaser, dated the Closing Date, stating that the preconditions specified in this Section 4.3 have been satisfied;

(ii) a copy of (A) the resolutions of the board of directors and shareholders of the Seller approving the transaction and (B) a copy of the Articles of Incorporation for the Seller, each as certified by the Secretary of the Seller;

(iii) certificates from appropriate authorities, dated as of or within ten business days prior to the Closing Date, as to the good standing and qualification to do business of the Seller in the State of California;

(iv) copies of the consents, filings, authorizations and approvals described in Sections 4.2(c) and (d) to the extent applicable to the Seller;

(v) an executed copy of the Bill of Sale;

(vi) proof that all real and personal property taxes upon the Purchased Assets which are due and payable as of the Closing have been paid or adequate reserves have be established therefor;

(vii) a policy of title insurance regarding each Restaurant insuring leasehold title to such properties and containing only such exceptions and exclusions as could not, in the Purchaser’s reasonable discretion, substantially adversely affect the operation of the location as a Restaurant and the transfer of title to the Purchaser; and

(viii) such other documents or instruments as the Purchaser may reasonably request to effect the transactions contemplated hereby.

(n) The Alcoholic Beverage License Assets will have been approved for transfer to the Purchaser by the ABC; provided, however, that if the ABC fails to approve the transfer of the Alcoholic Beverage License Assets it shall not (i) constitute a default under this Agreement, (ii) effect or impair the terms or conditions of this Agreement and (iii) provide Purchaser with any right to rescind, cancel or modify the Agreement, and the condition set forth in this Section 4.3(n) will be automatically waived by the Purchaser and will have no further force and effect and the Closing will occur absent the transfer of the Alcoholic Beverage Licenses and without any reduction in the Purchase Price and there shall be no transfer of the Alcoholic Beverage License Assets.

Any condition specified in this Section 4.3 may be waived by the Purchaser in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Purchaser.

Section 4.4. Conditions to the Seller’s Obligations.  The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article VII hereof shall be true and correct in all material respects (except that the representations and warranties which are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b) The Purchaser shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or before the Closing; and

(c) The Purchaser, the Seller, the Purchaser Guarantors, the Seller Guarantors and GE will have concurrently with the Closing executed all documents and taken all actions necessary to enter into the GE Modified Loan Arrangement in a form satisfactory to Seller;

(d) If the parties enter into the Textron Modified Loan Arrangement in order to satisfy the payment of the Purchase Price pursuant to Section 3.2, the Purchaser, the Seller, the Seller Guarantors, the Purchaser Guarantors and Textron will have concurrently with the Closing executed all documents and taken all actions necessary to enter into the Textron Modified Loan Arrangement in a form satisfactory to Seller;

(e) On or before the Closing Date, the Purchaser shall have delivered to the Seller all of the following:

(i) payment of the Purchase Price set forth in Section 3.1; and

(ii) a certificate from the President or Chief Executive Officer of the Purchaser in a form reasonably satisfactory to the Seller, dated the Closing Date, stating that the preconditions specified in this Section 4.4 have been satisfied;

(iii) a copy of (A) the resolutions of the board of directors and shareholders of the Purchaser approving the transaction and (B) a copy of the Articles of Incorporation for the Purchaser, each as certified by the Secretary of the Purchaser;

(iv) an executed copy of the Bill of Sale; and

(v) such other documents or instruments as the Seller may reasonably request to effect the transactions contemplated hereby.

(f) The Purchaser will have deposited the cash portion of the Purchase Price into the Closing Escrow Account within 15 days of establishment of the Closing Escrow Account and will have executed all documentation necessary for the amounts in the Closing Escrow Account to be transferred to the Seller upon the Closing.  In addition, immediately prior to the Closing, the Seller will recalculate the Inventory Value and the Cash On Hand Value and (i) if the amounts in the Closing Escrow Account are insufficient to satisfy the Purchase Price upon Closing, the Purchaser will deposit the amount of the shortfall into the Closing Escrow Account and (ii) if the amounts in the Closing Escrow Account exceed the amounts necessary to satisfy the Purchase Price upon Closing, the amount of the overage will be transferred to the Purchaser.

Any condition specified in this Section 4.4 may be waived by the Seller in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Seller.

ARTICLE V
COVENANTS BEFORE CLOSING

Section 5.1. Affirmative Covenants of the Seller.  Except as otherwise contemplated by this Agreement, between the date hereof and the Closing, unless the Purchaser otherwise agrees in writing, the Seller shall:

(a) conduct and operate the Restaurants only in the Ordinary Course of Business; except to the extent that failure to do so would not constitute a Material Adverse Effect;

(b) keep in full force and effect the Seller’s corporate existence and all material contracts, rights, and Proprietary Rights relating or pertaining to the Restaurants and use its reasonable efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse; except to the extent that failure to do so would not constitute a Material Adverse Effect;

(c) carry on the conduct and operation of the Restaurants in the same manner as presently conducted and operated and keep the Restaurants’ business organizations and properties intact, including their present business operations, physical facilities, working conditions, and employees and including the Restaurants’ present relationships with lessors, licensors, suppliers, customers, and others having business relations with the Restaurants; except to the extent that failure to do so would not constitute a Material Adverse Effect;

(d) maintain the Purchased Assets in good repair, order, and condition (normal wear and tear excepted) consistent with past practices, replace in accordance with past practices the Seller’s inoperable, worn out, or obsolete assets with assets of reasonably good quality consistent with past practices and, in the event of a material casualty, loss, or damage to any such Purchased Assets before the Closing Date, whether or not the Seller is insured, either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by the Seller and the Purchaser; except to the extent that failure to do so would not constitute a Material Adverse Effect;

(e) maintain the books, accounts, and records of the Seller consistent with the custom and practice as used in the preparation of the Financial Statements;

(f) promptly (once the Seller obtains knowledge thereof) inform the Purchaser in writing at such time as any of the representations and warranties contained in Article VI become materially untrue or materially inaccurate or of any material breach of any covenant hereunder by the Seller;

(g) cooperate with the Purchaser and use commercially reasonable efforts to cause the conditions to the Purchaser’s obligation to close as set forth in Section 4.3 to be satisfied; and

(h) cooperate with the Purchaser in the Purchaser’s investigation of the business and properties of the Seller, to permit the Purchaser and its employees, agents, accounting, legal, and other authorized representatives to (i) have reasonable access to the premises, properties, books, and records of the Seller within normal business hours, and (ii) in reasonable detail and during regular business hours, discuss the affairs, finances, and accounts of the Seller with the directors, officers, key employees, key customers, key suppliers, and independent accountants of the Seller.

Section 5.2. Negative Covenants of the Seller.  Except as expressly contemplated by this Agreement, between the date hereof and the Closing, unless Purchaser otherwise agrees in writing, the Seller shall not:

(a) make any loans, enter into any transaction with any Insider, or make or grant any increase in any Restaurant management level employee’s compensation or make or grant any increase in any employee benefit plan, incentive arrangement, or other benefit covering any of the employees of the Restaurants, except in the Ordinary Course of Business;

(b) establish, amend or contribute to any pension, retirement, profit sharing, or stock bonus plan or multiemployer plan covering any of the employees of the Restaurants, except as required by law or in the Ordinary Course of Business;

(c) except as specifically contemplated by this Agreement, enter into any contract, agreement, or transaction, other than in the Ordinary Course of Business, having a term in excess of one year or a value in excess of $25,000.00, and at arm’s length, with unaffiliated Persons;

(d) sell, transfer, contribute, distribute, or otherwise dispose of any of the Purchased Assets (or interests in any of the Purchased Assets), or agree to do any of the foregoing, solicit any Person, or negotiate or have any discussions with any Person with respect to any of the foregoing;

(e) enter into any amendments, extensions, renewals or other modifications with respect to any Assigned Contract, including, without limitation, any of the Real Property Leases, or enter into any new lease, sublease, license, concession or other agreement for the use or occupancy of real property other than in the Ordinary Course of Business;

(f) cease any and all new unit site selection and development (other than units currently under development as of the date of this Agreement);

(g) take any action or enter into any agreement that could reasonably be expected to jeopardize or delay in any material respect the receipt of any requisite regulatory approval; or

(h) commit, or enter into any agreement (oral or written) to do, any of the foregoing.

Section 5.3. Affirmative Covenants of the Purchaser.

(a) Between the date hereof and the Closing, the Purchaser shall:

(i) promptly (once it obtains knowledge thereof) inform the Seller in writing at such time as any of the representations and warranties contained in Article VII become untrue or inaccurate or of any breach of any covenant hereunder by Purchaser;

(ii) cooperate with the Seller and use its commercially reasonable efforts to cause the conditions to the Seller’s obligations to close to be satisfied; and

(iii) use its commercially reasonable efforts to obtain sufficient financing in order to consummate the transactions contemplated hereunder and to fund its working capital requirements after the Closing.

(iv) take all steps necessary, and cooperate fully with the Seller, to have the Seller Guarantors removed as personal guarantors for any obligations of the Seller.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE SELLER

As a material inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser that:

Section 6.1. Organization and Corporate Power.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect.  The Seller does not own or hold the right to acquire any Capital Stock in any other Person.

(b) The Seller has the requisite organizational power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the contracts to which it is party; except to the extent that failure to do so would not have a Material Adverse Effect.

(c) The Seller has delivered to the Purchaser correct and complete copies of the Articles of Incorporation and bylaws for the Seller, which documents reflect all amendments made thereto at any time before the date hereof.  Correct and complete copies of the minute books containing the records of meetings of the shareholders and directors of the Seller have been furnished to the Purchaser.  The Seller is not in default under or in violation of any provision of its Articles of Incorporation or bylaws.

Section 6.2. Authorization of Transactions.  The Seller has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The board of directors of the Seller has duly approved the Transaction Documents and has duly authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby.  Other than the approval of the Seller’s shareholders, which shall be obtained prior to the Closing, no other proceedings on the part of the Seller or its shareholders are necessary to approve and authorize the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby.  All Transaction Documents to which the Seller is a party have been, or will be, duly executed and delivered by the Seller and constitute the valid and binding agreements of the Seller, enforceable against the Seller in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and as limited by general principles of equity that restrict the availability of equitable remedies.

Section 6.3. Absence of Conflicts.  Except as set forth on the Disclosure Schedule, the execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Seller do not and shall not (a) conflict with or result in any breach of any of the terms, conditions, or provisions of, (b) constitute a material default under, (c) result in a material violation of, (d) give any third party the right to materially modify, materially terminate, or materially accelerate any obligation under, (e) result in the creation of any material Lien upon the Purchased Assets under, or (f) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under the provisions of the Articles of Incorporation, bylaws or similar organizational document of the Seller or, to the Seller’s knowledge, any indenture, mortgage, lease, loan agreement, license agreement or other agreement or instrument to which the Seller is bound or affected, or any law, statute, rule, regulation, judgment, order, or decree to which the Seller is subject.

Section 6.4. Financial Statements.  The Seller has delivered to the Purchaser true and complete copies of the following financial statements: (i) the unaudited consolidated balance sheets of the Seller as of December 31, 2007 and December 31, 2008 and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended; (ii) the unaudited consolidated balance sheet of the Seller as of June 30, 2009 (the “Latest Balance Sheet”), and the related statements of income and cash flows (or the equivalent) for the 6-month period then ended.  Each of the foregoing financial statements (the “Financial Statements”) presents fairly the Seller’s consolidated financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with the past practices of the Seller.  The Financial Statements are correct and complete in all material respects and are consistent with the books and records of the Seller.  Upon completion, the Seller will provide to the Purchase the unaudited consolidated balance sheet of the Seller as of July 31, 2009.

Section 6.5. Absence of Undisclosed Liabilities.  Except as set forth on the Disclosure Schedule, the Seller has no material obligations or material liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known, whether due or to become due, and regardless of when asserted), except liabilities reflected on the Latest Balance Sheet or liabilities incurred in the Ordinary Course of Business.

Section 6.6. Absence of Certain Developments.  Except as set forth on the Disclosure Schedule and except as expressly contemplated by this Agreement, since June 30, 2009, the Seller has not:

(a) suffered any change that has had or could reasonably be expected to have, individually, a Material Adverse Effect or suffered any theft, damage, destruction, or casualty loss in excess of $100,000.00, to its assets, whether or not covered by insurance, or suffered any substantial destruction of books and records that are Purchased Assets;

(b) subjected any portion of the Purchased Assets to any material Lien, other than Permitted Liens or other than in the Ordinary Course of Business;

(c) sold, leased, assigned, or transferred (including, without limitation, transfers to any Insider) a material portion of any tangible Purchased Assets, or canceled without fair consideration any material debts or claims owing to or held by it relating to the Purchased Assets or other than in the Ordinary Course of Business;

(d) entered into any material transaction with an Insider or an Affiliate not in the Ordinary Course of Business;

(e) sold, assigned, licensed, or transferred (including, without limitation, transfers to any Insider) any material Proprietary Rights owned by, issued to, or licensed to the Seller or disclosed any material confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all rights of the Seller in such confidential information) or, to the Seller’s knowledge, received any material confidential information of any third party in violation of any material obligation of confidentiality;

(f) suffered any extraordinary losses or waived any rights of material value not reflected in the Financial Statements;

(g) entered into, amended, or terminated any material lease, material contract, material agreement, or material commitment, or taken any other material action or entered into any other material transaction other than in the Ordinary Course of Business;

(h) entered into any other material transaction, or materially changed any business practice;

(i) Except in the Ordinary Course of Business, paid or increased any bonuses, salaries, or other compensation to any shareholder, director, non-employee officer, or employee or consultant or entered into any employment, severance, or similar contract or agreement with any officer, consultant or employee;

(j) adopted, or materially increased the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Seller;

(k) made any material loans or material advances to, material guarantees for the benefit of, or any material investments in any Person;

(l) conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);

(m) made any material capital expenditures or material commitments for capital expenditures except in the Ordinary Course of Business; or

(n) made a material change in its accounting methods.

Section 6.7. Real Property.

(a) The Seller does not own any real property in connection with the operation of the Restaurants.  The Disclosure Schedule sets forth a list of all real property (collectively, the “Leased Real Property”) that is leased by Seller in connection with the operation of the Restaurants.

(b) The Disclosure Schedule sets forth the address of each Leased Real Property and a list of all Real Property Leases (including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each Leased Real Property.  The Seller has delivered to the Purchaser a true and complete copy of each written Real Property Lease, and in the case of any oral Real Property Leases, a written summary of the basic terms thereof.  Except as set forth on the Disclosure Schedule, with respect to each of the Real Property Leases to the knowledge of the Seller: (i) the Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated under this Agreement shall not result in a breach of or default under the Real Property Lease or otherwise cause the Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Seller nor any other party to the Real Property Lease is in material breach or default under the Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default or permit the termination, modification or acceleration of rent under the Real Property Lease; (iv) no party to the Real Property Lease has repudiated any material term thereof, and there are no material disputes, oral agreements or forbearance programs in effect with respect to the Real Property Lease; and (v) the Seller has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered the Real Property Lease or any interest therein.

(c) The Seller, to its knowledge, has good title to the Leasehold Improvements, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens.

(d) The Leased Real Property and Leasehold Improvements (collectively, the “Real Property”) include all of the real property used directly by the Seller in the operation of the Restaurants.

Section 6.8. Purchased Assets.

(a) Except as set forth on the Disclosure Schedule, the Seller owns, to its knowledge, good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens, subject to obtaining any required consents or approvals.

(b) To the knowledge of the Seller, the Purchased Assets are operated in conformity in all material respects with all applicable laws and regulations, are in good condition, reasonable wear and tear and routine maintenance and repair excepted, and are usable in the Ordinary Course of Business.  The Purchased Assets, together with the Excluded Assets, constitute all of the assets materially necessary for the operation of the Restaurants, as currently conducted.

Section 6.9. Taxes.

(a) To the extent relevant to the Purchased Assets, the Seller has filed, or has caused to be filed, on a timely basis all Tax Returns required to be filed by or with respect to the Seller, and, to the knowledge of the Seller, all such Tax Returns have been prepared in material compliance with all applicable laws and regulations and are true, complete and accurate in all material respects.  To the extent failure to do so would has a Material Adverse Effect on the Purchaser or the Purchased Assets, all Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and, to the knowledge of the Seller, no other Taxes are payable by the Seller with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement.  To the knowledge of the Seller, and to the extent relevant to the Purchased Assets, the charges, accruals, and reserves for Taxes with respect to the Seller for any Tax period (or portion thereof) ending on or before the Closing Date that are reflected on the Latest Balance Sheet are adequate to cover all Taxes of the Seller.

(b) To the extent relevant to the Purchased Assets, with respect to each taxable period of the Seller ending on or before the Closing Date to knowledge of the Seller:  (i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Seller; (ii) there is no action, suit, taxing authority proceeding or audit now in progress, pending or threatened against or with respect to the Seller; (iii) the Seller does not expect any taxing authority to claim or assess any amount of additional Taxes against it; (iv) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Seller; and (v) the Seller is not a party to, nor bound by, any Tax allocation or Tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(c) The transaction contemplated herein is not, to the knowledge of the Seller, subject to the Tax withholding provisions of Code Section 3406, or of subchapter A of Chapter 3, of the Code or of any other provision of law.

(d) To the extent relevant to the Purchased Assets, the Seller, to its knowledge, has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, and the Seller has maintained the requisite records with respect thereto.

(e) To the extent relevant to the Purchased Assets, the Seller has furnished to the Purchaser true and complete copies of all federal and state income or franchise Tax Returns for the Seller for all periods ending in 2007 and 2008.

(f) None of the Purchased Assets, to the knowledge of the Seller (i) consists of or secures any indebtedness the interest on which is exempt from Income Tax, (ii) is “tax exempt use property” within the meaning of Section 168(h) of the Code, or (iii) will as of the Closing Date be subject to any “safe harbor lease” within the meaning of former Section 168(f)(8) of the Internal Revenue Code of 1954.

Section 6.10. Inventories.  To the knowledge of the Seller, all Inventory of the Seller included within the Purchased Assets is of a quality and quantity usable or saleable in the Ordinary Course of Business, except as to Inventory for which adequate reserves in the Financial Statements have been provided and except for obsolete items, slow-moving items, damaged items, used equipment, and materials at below standard quality, all of which have been written off or written down to net realizable value and the quantities of Inventory of the Seller included within the Purchased Assets are not excessive in relation to the requirements of the Restaurants viewed as ongoing businesses consistent with the Seller’s past practices.  Seller will use its commercially reasonable efforts to reduce the Inventory to the lowest possible commercially reasonable levels.

Section 6.11. Contracts and Commitments.

(a) To the knowledge of the Seller, except as set forth on the Disclosure Schedule, the Seller is not a party to or bound by any:

(i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(ii) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or contract relating to loans to officers, directors or other Insiders; each with an annual value of $100,000.00;

(iii) contract under which the Seller has advanced or loaned any other Person any amounts greater than $50,000.00, other than in the Ordinary Course of Business;

(iv) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a material Lien on any Purchased Asset;

(v) guaranty of any obligation;

(vi) lease or agreement under which the Seller is the lessor of or permits any third party to hold or operate any personal property owned or controlled by the Seller with a value greater than $50,000.00;

(vii) contract or group of related contracts (excluding purchase orders issued or received in the Ordinary Course of Business) with the same party or group of affiliated parties the performance of which involves consideration in excess of $100,000.00;

(viii) assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Proprietary Rights) other than licenses associated with “off-the-shelf” or “shrink-wrap” software;

(ix) brokers or finders agreements;

(x) contract or agreement prohibiting it from freely engaging in the restaurant business anywhere in California; or

(xi) any other agreement, other than in the Ordinary Course of Business, which is material to its operations and business prospects or involves a receipt or expenditure in excess of $100,000.00 annually.

(b) All of the Assigned Contracts are, to the knowledge of the Seller, valid, binding and enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and as limited by general principles of equity that restrict the availability of equitable remedies.  Except as set forth on the Disclosure Schedule, to the knowledge of the Seller, (i) the Company has performed all material obligations required to be performed by it under any Assigned Contract, (ii) has not received a written notice of material default under or written claim of breach of any Assigned Contract and (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Company or any other party under any Assigned Contract.  Except as set forth on the Disclosure Schedule, to the knowledge of the Sellers, (x) the Seller has not received written notice of the intention of any Party to cancel or terminate any Assigned Contract and (y) there has not been any breach or anticipated breach by the other parties to any Assigned Contract.

(c) The Seller has provided the Purchaser with a true and correct copy of all written contracts that are disclosed on the Disclosure Schedule, in each case together with all amendments, waivers, or other changes thereto (all of which are disclosed on the Disclosure Schedule).  The Disclosure Schedule contains an accurate and complete description of all material terms of all oral contracts referred to therein or the Seller has delivered to the Purchaser a written description of such terms.

Section 6.12. Proprietary Rights.

(a) The Disclosure Schedule contains a complete and accurate list of all Proprietary Rights of the Seller.  The Disclosure Schedule also contains a complete and accurate list of all material licenses granted by the Seller to any third party and all licenses granted by any third party to the Seller, in each case identifying the subject Proprietary Rights.  The Seller has provided to the Purchaser correct and complete copies of all documents embodying such licenses.

(b) Except as set forth on the Disclosure Schedule, to the knowledge of the Sellers, (i) the Seller owns and possesses free and clear of all Liens, other than Permitted Liens, all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable license, the Proprietary Rights necessary for the operation of the Restaurants as currently operated; (ii) the Seller has not received any notice of invalidity, infringement, or misappropriation from any third party with respect to the business as presently conducted; and (iii) no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Seller.

Section 6.13. Litigation; Proceedings.  Except as set forth on the Disclosure Schedule, there are no actions, suits, proceedings, orders, judgments, decrees, or investigations pending or, to the knowledge of the Seller, threatened against the Seller (or against any of its Affiliates, officers, directors, agents, or employees (in each case, in their capacity as such)) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, and to the knowledge of the Seller, there is no reasonable basis known for any of the foregoing.  The Seller is not subject to any outstanding order, judgment, or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or any arbitrator.  There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Seller, threatened against the Seller, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or that would be reasonably likely to adversely affect or restrict the Seller’s ability to consummate the transaction.  Since January 1, 2004, the Seller’s operations at the Restaurants, to its knowledge, have not received a citation, warning or reprimand for, or otherwise been notified of, any violation of any law, rule or regulation governing alcoholic beverages that has not been cured.

Section 6.14. Brokerage.  There are no claims for brokerage commissions, finders’ fees, acquisition consulting or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller, other than those acquisition consulting services of Capital Growth Advisors, LLC, which shall be the Seller’s sole responsibility.

Section 6.15. Licenses and Permits.  The Disclosure Schedule contains a complete listing and summary description of all material Licenses owned or possessed by the Seller and used directly by the Seller in the operation of the Restaurants.  The Seller has delivered to the Purchaser copies of all such Licenses.  The Seller, to its knowledge, has duly filed all reports and returns required to be filed by it with respect to the operation of the Restaurants with governmental authorities.  Except as indicated on the Disclosure Schedule, the Seller, to its knowledge, owns or possesses such right in and to all Licenses which are necessary to conduct the Seller’s business as presently conducted and as proposed to be conducted and shall use its reasonable efforts to maintain all such licenses.  To the knowledge of the Seller, except as set forth on the Disclosure Schedule, no loss or expiration of any License is pending nor has the Seller received written notice threatening such action.

Section 6.16. Employees.  Except as set forth on the Disclosure Schedule:  (a) to the knowledge of the Seller, no key executive employee and no group of employees or independent contractors of any Restaurant has any plans to terminate his, her, or their employment or relationship with such Restaurant; (b) the Seller, to its knowledge, has complied with all applicable laws relating to the employment of personnel and labor; (c) the Seller is not a party to or bound by any collective bargaining agreement, nor has the Seller experienced any strikes, grievances, unfair labor practices claims, or other material employee or labor disputes in the last five years; (d) the Seller has not engaged in any unfair labor practice; and (e) the Seller does not have any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Restaurants.  Set forth on the Disclosure Schedule is a true, correct and complete schedule of all of the employees employed by each Restaurant with annual total compensation in excess of $100,000.00, indicating the rate of pay for each such employee during the 12 months preceding the date hereof and the status of each such employee.

Section 6.17. Employee Benefit Plans.  The Seller acknowledges that the Purchaser is assuming none of the Seller’s employee welfare and benefit plans (“Plans”).  The Seller has never sponsored, administered or contributed to any pension plan that is a “multiemployer plan” within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1976, as amended (“ERISA”).  The Seller shall provide any notices required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and interpreted by regulations thereunder (“COBRA”), for events occurring on or prior to the Closing Date and shall provide all benefits required pursuant to COBRA in connection therewith.

Section 6.18. Insurance.  The Disclosure Schedule lists all insurance policies under which the Seller is an insured or a beneficiary or for which it is liable to pay premiums.  The Seller has provided full and complete copies of insurance policies to the Purchaser.  To the knowledge of the Seller, all of such insurance policies are in full force and effect, and the Seller is not in default with respect to its payment obligations under any such insurance.

Section 6.19. Affiliate Transactions.  Except as disclosed on the Disclosure Schedule, to the knowledge of the Seller, no Insider is a party to any material agreement, contract, commitment, or transaction that pertains to the operation of the Restaurants or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the operation of the Restaurants.

Section 6.20. Compliance with Laws.  To the knowledge of the Seller, except as set forth on the Disclosure Schedule, the Seller and its respective officers, directors, agents (in their capacity as such), and employees have complied in all material respects with and are in material compliance with all applicable laws, regulations, and ordinances of foreign, federal, state, and local governments and all agencies thereof which are applicable to the operation of the Restaurants, and no claims have been filed against the Seller alleging a violation of any such laws or regulations, and the Seller has not received written notice of any such violations.

Section 6.21. Environmental Matters.  To the knowledge of the Seller, except as set forth on the Disclosure Schedule:

(a) The Seller has complied in all material respects with and is currently in compliance in all material respects with all Environmental and Safety Requirements, and the Seller has not received any oral or written notice, report, or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) or any corrective, investigatory, or remedial obligations arising under Environmental and Safety Requirements which relate to the Seller or any of its properties or facilities.

(b) Without limiting the generality of the foregoing, the Seller has obtained and complied in all material respects with, and is currently in compliance in all material respects with, all permits, licenses, and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of the Seller’s properties or facilities or the operation of the Restaurants.  A list of all such permits, licenses, and other authorizations which are material to the Seller is set forth on the Disclosure Schedule.

(c) Neither this Agreement, nor the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby shall impose any obligations on the Seller or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(d) None of the following exists at any property or facility owned, occupied, or operated by the Seller:  (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills.

(e) The Seller has never treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended “CERCLA”) any substance (including, without limitation, any hazardous substance) or owned, occupied, or operated any facility or property, so as to give rise to liabilities of the Seller for response costs, natural resource damages, or attorneys’ fees pursuant to CERCLA or any other Environmental and Safety Requirements, except to the extent in compliance with Environmental and Safety Requirements.

(f) Without limiting the generality of the foregoing, no facts, events, or conditions relating to the past or present properties, facilities, or operations of the Seller shall give rise to any material corrective, investigatory, or remedial obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) pursuant to Environmental and Safety Requirements, including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage, or natural resources damage.

(g) The Seller has not, either expressly or by operation of law, assumed or undertaken any liability or corrective investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

(h) The Seller has provided to the Purchaser all environmental, health and safety assessments, audits, investigations and reports, and any other material environmental, health or safety documents, relating to the Purchased Assets, the Real Property, the Restaurants or the past or present facilities or operations of the Restaurants to the extent the foregoing are in the possession, custody or control of the Seller.

Section 6.22. Illegal Payments.  To the knowledge of the Seller, neither the Seller nor any other Person has, directly or indirectly, on behalf of or with respect to the Seller, engaged in any transaction or made or received any payment which was not properly recorded in the books and records of the Seller, including any unrecorded or misrecorded payment to any insurance agent, adjuster or such other third party which reasonably could be construed to be an unlawful kickback, referral fee or similar payment.

Section 6.23. Suppliers.  The Disclosure Schedule lists each material supplier of the Restaurants.  The Seller has not received any written notification from any such supplier to the effect that, and the Seller has no knowledge that, such supplier will stop, materially decrease the rate of, or materially change the material terms (whether related to payment, price or quantity or supplies, products or services) with respect to, supplying materials, products or services to the Restaurants (whether as a result of the consummation of the transactions contemplated hereunder or otherwise).

Section 6.24. Limited Warranty.  The HVAC, cooking equipment, plumbing fixtures, sewer lines, grease traps, refrigerators, freezers, compressors, cooling equipment, swamp coolers, dishwashers and related plumbing, bathrooms will remain in working order, reasonable wear and tear and routine maintenance and repair excepted, and usable in the Ordinary Course of Business consistent with past operation by Seller for a period of 90 days after the Closing; provided, however, that the Seller makes no such warranty and shall have no obligation to Purchaser to the extent any failure to meet the conditions set forth above is caused by the Purchaser, any employee or customer of Purchaser or any third party other than Seller.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

As a material inducement to the Seller to enter into this Agreement, the Parent and the Purchaser jointly hereby represent and warrant to the Seller that:

Section 7.1. Organization. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of California.  The Parent is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of California.

Section 7.2. Authorization of Transactions.  Each of the Parent and Purchaser has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  No other corporate proceedings on the part of the Parent or Purchaser are necessary to approve and authorize the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby.  All of the Transaction Documents to which the Purchaser and/or the Parent is a party have been, or will be, duly executed and delivered by the Purchaser and constitute the valid and binding agreements of each of the Parent and the Purchaser, enforceable against each of the Parent and the Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and as limited by general principles of equity that restrict the availability of equitable remedies.

Section 7.3. Absence of Conflicts.  The execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by each of the Parent and the Purchaser do not and shall not (a) conflict with or result in any breach of any of the terms, conditions, or provisions of, (b) constitute a material default under, (c) result in a material violation of, (d) give any third party the right to modify, terminate, or accelerate any obligation under, or (e) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under the provisions of the charter or bylaws of the Parent or the Purchaser or any material indenture, mortgage, lease, loan agreement, or other material agreement or instrument to which the Parent or the Purchaser is bound or affected, or any material law, statute, rule, or regulation to which the Parent or the Purchaser is subject or any material judgment, order, or decree to which the Purchaser is subject.

Section 7.4. Litigation.  There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of either the Parent or the Purchaser, threatened against either the Parent or the Purchaser, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict either the Parent’s or the Purchaser’s ability to consummate the transactions contemplated hereby.

Section 7.5. Brokerage.  There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of either the Parent or the Purchaser.

Section 7.6. Financial Ability.  Upon the Seller’s request at any time and from time to time, the Parent and the Purchaser shall demonstrate to the Seller’s reasonable satisfaction the Purchaser’s financial ability to consummate the transactions contemplated hereby.  Notwithstanding anything to the contrary in this Agreement, each of the Parent or the Purchaser represents to the Seller that the Purchaser has secured the necessary funding to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
TERMINATION

Section 8.1. Termination.  This Agreement may be terminated at any time before the Closing:

(a) by mutual written consent of the Seller and the Purchaser;

(b) by the Seller or the Purchaser if there has been a material misrepresentation or breach on the part of the other Party of the representations, warranties, or covenants set forth in this Agreement or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to consummate the transactions contemplated hereby unless such terminating Party’s willful or knowing breach of this Agreement has caused the condition to be unsatisfied; or

(c) by the Seller if the Closing has not occurred on or before November 15, 2009; provided, however, that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if the Seller ‘s willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or before such time.

Section 8.2. Effect of Termination.  In the event of termination of this Agreement by either the Seller or the Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement, except that the provisions of this Section 8.2 and Article XI shall continue in full force and effect and except that nothing herein shall relieve any Party from liability for any breach of this Agreement before such termination.

Section 8.3. Execution Fee.  Pursuant to the Escrow Agreement, the Purchaser has deposited $50,000.00 of immediately available funds into the account designated in the Escrow Agreement (the “Execution Fee”).  Upon the execution of this Agreement the Execution Fee will be released to the Seller and will be non-refundable to the Purchaser.  The Purchaser will take all actions and execute all documents necessary to release the Execution Fee to the Seller on the date hereof.

ARTICLE IX
INDEMNIFICATION AND RELATED MATTERS

Section 9.1. Survival.  All representations, warranties, covenants, and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of any Party, the knowledge of any of such Party’s officers, directors, stockholders, employees, or agents, or the acceptance of any certificate.  Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Sections 9.2(a)(i) and 9.2(c)(i) unless written notice of a claim thereof is delivered to the other Party before the Applicable Limitation Date.  For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the date which is 12 months after the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows:  (i) with respect to any Loss arising from or related to a breach of the representations and warranties of the Seller set forth in Section 6.9 (Taxes), Section 6.17 (Employee Benefit Plans) or Section 6.21 (Environmental Matters), the Applicable Limitation Date shall be 60 days after the date of expiration of the statute of limitations applicable to the statute, regulation or other authority which gave rise to such Loss, and (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of the Seller set forth in Section 6.1 (Organization and Corporate Power), Section 6.2 (Authorization of Transactions), Section 6.3 (Absence of Conflicts), Section 6.8 (Purchased Assets), Section 6.14 (Brokerage), or Section 6.15 (Licenses or Permits), and with respect to any Loss arising from or related to a breach of the representations and warranties of the Purchaser set forth in Section 7.1 (Organization), Section 7.2 (Authorization of Transactions), or Section 7.5 (Brokerage), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever).

Section 9.2. Limitations.

(a) Notwithstanding anything to the contrary in this Agreement, except as provided in Section 9.2(b): no Party shall assert a claim arising out of or relating to the breach of any representation, warranty, covenant or agreement if (i) such Party has knowledge of the breach of, or inaccuracy in, or of, any facts or circumstances constituting or resulting in the breach of or inaccuracy in, such representation, warranty, covenant or agreement and (ii) such party permitted the Closing to occur for the purposes of this Agreement shall be deemed to have waived such breach or inaccuracy.

(b) Section 9.2(a) shall not apply to the obligations of the Purchaser to satisfy, perform and pay the Purchase Price, the Transfer Fees and its obligations with regard to the Assumed Liabilities.

Section 9.3. Indemnification.

(a) Indemnification by the Seller.  The Seller shall indemnify the Purchaser and each of the Purchaser’s respective officers, directors, stockholders, employees, agents, representatives, Affiliates, successors, and assigns (collectively, the “Purchaser Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Purchaser Parties in respect of any Loss which any such Purchaser Party may suffer, sustain, or become subject to, as a result of or relating to:

(i) the breach of any representation or warranty made by the Seller contained in this Agreement or in any certificate delivered by the Seller with respect thereto in connection with the Closing;

(ii) the breach of any covenant or agreement made by the Seller contained in this Agreement;

(iii) any liability or obligations, other than the Assumed Obligations, related to the use, ownership or operation of the Restaurants or any of the Purchased Assets prior to the Closing; or

(iv) any Retained Liabilities.

(b) Limitations on Indemnification by the Seller.  The indemnification provided for in Section 9.3(a)(i) above is subject to the following limitations:

(i) The Seller shall be liable to the Purchaser Parties with respect to claims referred to in Section 9.2(a)(i) only if a Purchaser Party gives the Seller written notice thereof within the Applicable Limitation Date.

(ii) The aggregate amount of all payments made by the Seller in satisfaction of claims for indemnification pursuant to Section 9.2(a), excluding indemnification pursuant to Section 9.2(a) for a breach of the warranty set forth in Section 6.24, shall not exceed $100,000.00.  The aggregate amount of all payments made by the Seller in the satisfaction of claims for indemnification pursuant to Section 9.2(a) only for breaches of the warranty set forth in Section 6.24 shall not exceed $50,000.00.

(iii) Claims for indemnification by the Purchaser Parties against the Seller with respect to the matters referred to in Section 9.2(a) above may only be satisfied by the transfer of debt of the Purchaser under the GE Modified Loan Arrangement to the Seller pursuant to the terms of the finally executed documentation that consummates the transactions contemplated by the GE Modified Loan Arrangement.

(iv) In addition, no claim may be made or applied to the deductible that individually has a value (whether that be a initial value, or a finally determined value) that is less than $10,000.00.

The indemnification rights provided herein shall be the sole and exclusive remedy for the Purchaser for any claim made for indemnification under this Agreement.  Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims for damages arising from the actual fraud of the Seller.

(c) Indemnification by the Purchaser.  The Purchaser shall indemnify the Seller and hold the Seller and the Seller’s respective officers, directors, stockholders, employees, agents, representatives, Affiliates, successors, and assigns (collectively, the “Seller Parties”) harmless from and against and pay on behalf of or reimburse such Seller Parties in respect of any Loss which such Seller Party may suffer, sustain, or become subject to, as a result of or relating to:

(i) the breach of any representation or warranty made by the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser with respect thereto in connection with the Closing;

(ii) the breach of any covenant or agreement made by the Purchaser contained in this Agreement;

(iii) any liability or obligations related to the Restaurants or the Purchased Assets incurred on or after the Closing;

(iv) the Assumed Obligations; or

(v) any liabilities or obligations related to the Transfer Fees.

(d) Indemnification by the Purchaser Guarantors.  The Purchaser Guarantors shall jointly and severally indemnify the Seller and the Seller Guarantors and hold the Seller, the Seller Guarantors and, where applicable, their respective officers, directors, stockholders, employees, agents, representatives, Affiliates, successors, and assigns harmless from and against and pay on behalf of or reimburse such persons in respect of any Loss which any such person may suffer, sustain, or become subject to, as a result of or relating to, any failure of Purchaser to meet its obligations under Section 5.3(a)(iv).

(e) Procedures.  If a Party hereto seeks indemnification under this Agreement, such party (the “Indemnified Party”) shall promptly give written notice to the other Party (the “Indemnifying Party”) within fifteen days of receiving notice of any action, lawsuit, proceeding, investigation, or other claim against it (if by a third party) or discovering the liability, obligation, or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof in reasonable detail.  In that regard, if any action, lawsuit, proceeding, investigation, or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article IX, the Indemnified Party shall promptly notify the Indemnifying Party within fifteen days of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation, or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense and option shall be entitled to control and appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party.  With respect to actions, lawsuits, proceedings and investigations or other claims asserted by a third party which are outstanding as of the Closing Date, if the Seller is currently defending such action, lawsuit, proceeding, investigation or other claim, the Seller shall have the right to control such defense.

The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party.

If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(f) Reductions.  The amounts for which the Indemnifying Party shall be liable hereunder shall be computed (a) net of any insurance proceeds received or due the Indemnified Party in connection with the circumstances giving rise to the right of indemnification and (b) on an After Tax Basis (as defined below).  For the purposes of this Agreement, the computation of an indemnification amount with respect to any Loss on an “After Tax Basis” shall mean that such amount sufficient to compensate the Indemnified Party for the event or circumstance giving rise to such Loss after taking into account (i) any Tax benefit received or due such Indemnified Party by reason of such event or circumstance and (ii) any Tax detriment actually suffered by such Indemnified Party as a result of the receipt or accrual of such amount or the occurrence of such event or circumstance.

(g) Tax Treatment.  Amounts paid to or on behalf of the Seller or the Seller as indemnification shall be treated as adjustments to the Purchase Price for Tax purposes.

Section 9.4. Certain Tax Matters.

(a) Purchaser to Pay.  The Purchaser shall be required to pay when due all Taxes of any kind or nature arising from the consummation of the transactions contemplated hereby, including, without limitation, all sales, use or similar Taxes which may arise from or be assessed by reason of the sale of the Purchased Assets by the Seller to the Purchaser (the “Transfer Taxes”).  The Purchaser and the Seller shall use their reasonable efforts to cooperate with each other to obtain exemptions from such Taxes or to otherwise legally minimize such Taxes.  Acts of cooperation contemplated herein include, among other things, the Seller making its records available to the Board for any audit the Board chooses to conduct.

(b) Transfer Tax Returns.  The Purchaser shall file or cause to be filed when due all necessary Tax Returns and other documentation with respect to such Transfer Taxes.  If required by applicable law, the Seller shall join in the execution of any such Tax Returns or such other documentation.

(c) Employment Taxes.  The Seller agrees that, between the date hereof and the date upon which any employment tax contributions with respect to the operation of the Restaurants become delinquent under Section 1116 of the California Unemployment Insurance Code (the “Insurance Code”), the Seller will pay when due all contributions, interest and penalties (within the meaning of Section 1731 of the Insurance Code).  Further, to obtain a release of the Purchaser’s obligation to withhold a portion of the Purchase Price pursuant to the requirements of Section 1731 of the Insurance Code, the Seller agrees to fully cooperate with the Purchaser in obtaining from the California Employment Development Department a certificate, described in Sections 1731 and 1732 of the Insurance Code, that no contributions, interest or penalties are due.

Section 9.5. Straddle Periods.  All property taxes (other than real estate transfer taxes), personal property taxes and similar ad valorem obligations in respect of the Purchased Assets that relate to periods beginning prior to the Closing Date and ending after the Closing Date (“Straddle Periods”) shall be prorated in accordance with the rules provided in Section 164(d) of the Code.  The Purchaser in its sole discretion shall have the right to prepare or cause to be prepared all Straddle Period Tax Returns.  If the Purchaser does not exercise its rights in the preceding sentence, the Seller shall prepare or cause to be prepared any Straddle Period Tax Returns that the Purchaser does not prepare.  The Party preparing a Straddle Period Tax Return (the “Preparing Party”) shall provide each such return to the other Party for review not less than ten business days in advance of the due date thereof, and such other Party shall pay to the Preparing Party its prorated portion of the Tax shown to be due on each such return not less than five business days before the due date of such payment.

Section 9.6. Cooperation.  To the extent relevant to the Purchased Assets, each Party hereto shall (a) provide the other assistance as may be reasonably requested in connection with the preparation of any Tax Return or the conduct of any audit or examination or other proceeding and (b) retain and provide the other with information that may be relevant to the preparation of a Tax Return, or the conduct of an audit, examination or other proceeding relating to Taxes.

ARTICLE X
ADDITIONAL AGREEMENTS

Section 10.1. Press Releases and Announcements.  No press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers, or suppliers of the either Party shall be issued by the either Party before or after the Closing Date without the prior written consent of the both Parties.

Section 10.2. Further Transfers.  Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as any other Party may reasonably request to effect, consummate, confirm, or evidence the consummation of the transactions contemplated hereby.

Section 10.3. Expenses.  The Parties shall pay all of their own fees, costs, and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers, or other representatives and consultants and appraisal fees, costs, and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

Section 10.4. Exclusivity.  Until this Agreement is terminated by its terms, the Seller shall not (and the Seller shall not cause or permit any Insider or agent or any other Person acting on its behalf to), discuss or negotiate with any other Person a possible sale of all or part of the Seller’s securities or assets (except for dispositions of assets in the Ordinary Course of Business), whether such transaction takes the form of a sale of stock, merger, liquidation, dissolution, reorganization, recapitalization, consolidation, sale of assets or otherwise (an “Acquisition Proposal”), or provide any information to any other Person concerning the Seller (other than information which the Seller provides to other Persons in the Ordinary Course of Business).  The Seller and its agents and other Persons acting on its behalf (a) does not have any agreement, arrangement or understanding with respect to any Acquisition Proposal (except this Agreement), (b) shall cease and cause to be terminated any and all discussions with any Person (other than the Purchaser) regarding any Acquisition Proposal, and (c) shall promptly notify the Purchaser if any Acquisition Proposal, or any inquiry or contact with any Person or entity with respect thereto, is made.

Section 10.5. Bulk Sales Laws.  The parties agree to waive compliance with the provisions of the bulk sales law of any jurisdiction.  The Purchaser releases the Seller from and against any and all liabilities that may be asserted by third parties against the Purchaser as a result of such noncompliance.

Section 10.6. Confidentiality.  Notwithstanding any other provision of this Agreement, the Parties will maintain in confidence, and not to disclose to any third Party any information of any nature whatsoever furnished by one Party to the other, except for information that is or becomes public or general industry knowledge, other than through default of the Party to this Agreement (“Confidential Information”).  Except for information that is public or general industry knowledge, all information furnished to one Party by the other Party will be considered to be proprietary information, whether or not specifically designated as such.  However, any items of information specifically identified as secret or proprietary will be given special attention and care in addition to what otherwise would be required pursuant to the provisions of this section.  The Parties further agree not to use any such information in any way, directly or indirectly, except as required in the course of the performance of the terms of this Agreement.  Each Party represents and warrants that it has a policy and procedure adequate to protect and preserve the continued secrecy of such information and that the information furnished during the course of, or pursuant to, this Agreement will be subject to that policy and procedure.  Upon expiration or termination of this Agreement, however occurring, the Purchaser will and will cause its representatives to:  (i) cease immediately and permanently all use of, and will not use in any manner, any Confidential Information; and (ii) return all Confidential Information then in the Purchaser’s possession, except as required by law.  Notwithstanding anything to the contrary in this Section 10.6, that certain Mutual Confidentiality and Non-Disclosure Agreement dated as of September 25, 2008 by and between Seller’s representative, Capital Growth Advisors, LLC, and Westmoore Investments, L.P. and its affiliates will continue in full force and effect pursuant to its terms.

Section 10.7. Employee Matters.

(a) The Purchaser shall offer employment to all Active Employees (as defined below) at the salary amount or hourly rate for each as is in effect as of the Closing, except any employees whose names are set forth on Schedule 10.7.  Simultaneously with the Closing, the Seller will terminate the employment of all of their Active Employees and Inactive Employees, except those employees whose names are set forth on Schedule 10.7.  For the purpose of this Agreement, the term “Active Employees” shall mean all employees actively employed immediately prior to the Closing by the Sellers solely in connection with the operation of the Restaurants, excluding Michelle Alvarez (including employees who are on vacation, bereavement leave, jury duty or military leave).  “Active Employees” do not include those employees who are absent from work as of the Closing as a result of accident, injury, illness or other physical condition (including all employees who are on short-term disability or long-disability as of the Closing (all such employees, collectively, the “Inactive Employees”).  With respect to the Inactive Employees, the Purchaser shall make offers of employment to each such Inactive Employee when such Inactive Employee presents himself or herself for work following the Closing (provided that such Inactive Employee is capable of performing the essential functions of his or her former position, with or without accommodation, to the reasonable satisfaction of the Purchaser), and at such time as such Inactive Employee commences employment, such employee will become or be deemed to become an Active Employee for all purposes under this Agreement.

(b) It is understood and agreed that (a) the Purchaser’s expressed obligation to extend offers of employment as set forth in this Section 10.7 shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of the Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms and conditions other than those terms and conditions required by this Section 10.7 and those that the Purchaser may establish pursuant to individual offers of employment, and (b) employment offered by the Purchaser is “at will” and may be terminated by the Purchaser or by an employee at any time for any reason (subject to any written commitment to the contrary made by the Purchaser or an employee and applicable state and federal laws governing employment).  The Seller, on the one hand, and the Purchaser, on the other hand, agree that no Active Employee or Inactive Employee shall be a third party beneficiary of this Agreement and that the Seller has no obligation to retain or maintain the availability of any employee.

Section 10.8. Responsibility of Parent and Purchaser.  Notwithstanding anything to the contrary in this Agreement, Parent and Purchaser shall be jointly and severally liable and responsible for the obligations, covenants and representations of the other under this Agreement and any and all related agreements.

ARTICLE XI
MISCELLANEOUS

Section 11.1. Amendment and Waiver.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.  Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 11.2. Notices.  All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by telex, facsimile or other wire transmission or (iii) one day after being deposited with a reputable overnight courier. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notices to the Seller:

Millie’s, Inc.
565 W. Lambert Road, Suite C
Brea, CA  92821-3901
Attention:  John R. Bifone
Facsimile: (714) 671-7957

with a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP
12348 High Bluff Drive, Suite 210
San Diego, CA  92130
Attention: Joe M. Davidson, Esq.
Fax: (858) 481-5028

Notices to the Purchaser or Parent:

American Restaurant Concepts, Inc. and/or
Custom Restaurant & Hospitality Group
339 N. Hwy 101,
Solana Beach, CA  92075
Attention:  Robert Jennings
Facsimile:  (858) 755-0704

with a copy to:

Horwitz, Cron & Jasper, PLC
Four Venture Plaza Suite 390
Irvine, Ca. 92618
Attention:  Lawrence W. Horwitz, Esq.
Facsimile:  (949) 453-8774

Section 11.3. Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Party, unless the assignee agrees in writing to assume all of the obligations and liabilities of the assigning Party.  Notwithstanding the foregoing, the Purchaser may at any time before the Closing, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates, provided that the Purchaser shall nonetheless remain liable for all of its obligations hereunder.

Section 11.4. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

Section 11.5. No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.6. Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

Section 11.7. Entire Agreement.  This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 11.8. Counterparts and Facsimile Signatures.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, but all of which, taken together, shall constitute one and the same Agreement, binding on the parties hereto.  This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

Section 11.9. Dispute Resolution.  The Parties shall make a good faith effort to settle any disputes that may arise between them with respect to the transactions contemplated by this Agreement.  If they do not settle the matter within 10 days after the delivery by one Party of written notice (the “Arbitration Notice”) to the other Party involved, then the Parties shall submit the matter to binding arbitration in Orange County, California.  All matters so submitted to arbitration shall be settled by three (except as otherwise provided below) arbitrators in accordance with the Comprehensive Arbitration Rules and Procedures administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or its successor (the “JAMS Rules”).  If any Party fails to timely designate an arbitrator, the matter shall be resolved by the one arbitrator timely designated.  The Parties shall cause the designated arbitrators to mutually agree upon and to designate a third arbitrator; provided, however, that failing such agreement within 10 days of delivery of the Arbitration Notice, the third arbitrator shall be appointed in accordance with the JAMS Rules.  The Parties shall cause the arbitrators to decide the matter to be arbitrated within 30 days after the appointment of the last arbitrator.  The final decision of the majority of the arbitrators shall be furnished to all the Parties in such dispute.  Judgment on such decision may be entered in any court having jurisdiction.  Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators’ award.

Section 11.10. Governing Law.  All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of California.

Section 11.11. Consent to Service.  Each of Parties agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

Section 11.12. Parties in Interest.  Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and the Seller Guarantors and their permitted respective successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Seller or the Buyer.  No provision of this Agreement shall give any third parties, other than the Seller Guarantors, any right of subrogation or action over or against the Seller or the Buyer.

Section 11.13. Expenses.  Except as otherwise provided for in this Agreement, all of the fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees, expenses and costs.

Section 11.14. Further Assurances.  At any time after the Closing the parties each agree to promptly execute, acknowledge and deliver any further deeds, assignments, conveyances, assumptions, issuance of transfer and other documents, and take any action consistent with the terms of this Agreement that may reasonably be requested by the other party to achieve the purposes of the transactions contemplated by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

AMERICAN RESTAURANT CONCEPTS, INC., a Nevada corporation By: /s/ Robert Jennings Name: Robert Jennings Title: President

THE CUSTOM RESTAURANT & HOSPITALITY GROUP, a Nevada corporation By: /s/ Robert Jennings Name: Robert Jennings Title: President

MILLIE’S, INC., a California corporation By: /s/ John R. Bifone Name: John R. Bifone Title: Jr. Secretary

WITH RESPECT TO SECTION 9.3(d) ONLY:

/s/ Robert Jennings
Robert Jennings, an Individual

/s/ John Watters
John Watters, an Individual

EXHIBIT A

RESTAURANT LIST

Unit Name	Address
La Mirada	14840 Beach Blvd., La Mirada, CA 90638
Van Nuys	16840 Vanowen St., Van Nuys, CA 91406
Brea	297 S. Randolph Ave., Brea, CA 92821
Mission Hills	10318 Sepulveda, Mission Hills, CA 91345
Fontana	17039 Valley Blvd., Fontana, CA 92335
Walnut	21627 Valley Blvd., Walnut, CA 91789
Covina	403 S. Citrus, Covina, CA 91723
Anaheim	1480 S. Harbor Blvd., Anaheim, CA 92802
Hemet	2020 E. Florida, Hemet, CA 92544
Simi Valley	2597 Sycamore Street, Simi Valley, CA 93065

A-1